Exhibit 99.1

TARRANT APPAREL GROUP’S SHAREHOLDERS

APPROVE MERGER AGREEMENT

LOS ANGELES—(BUSINESS WIRE)— Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, today announced that its shareholders approved the agreement and plan of merger, dated February 26, 2009, as subsequently amended on June 26, 2009, among Tarrant, Sunrise Acquisition Company, LLC, Sunrise Merger Company, and Gerard Guez and Todd Kay. The merger agreement was approved today at a special meeting of Tarrant’s shareholders, with more than 74% of Tarrant’s outstanding shares voting in favor of the merger agreement.

Tarrant expects that the merger contemplated by the merger agreement will be completed as promptly as reasonably practicable. Under the terms of the merger agreement, all of the outstanding shares of common stock of Tarrant, other than shares held by Sunrise Acquisition Company, LLC and Messrs. Guez and Kay, will be acquired for $0.85 per share in cash.

Forward Looking Statements

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements regarding timing of the closing of the merger and statements containing words such as “likely” or “expects” and words of similar import or statements of management’s opinion. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (i) conditions to the closing of the merger agreement may not be satisfied; or (ii) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended June 20, 2009, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”). Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.